UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2018 (July 11, 2018)

Apollo Global Management, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-35107	20-8880053
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(Address of principal executive offices) (Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2018, Apollo Management Holdings, L.P., as borrower (the “Borrower”), entered into a new credit agreement (as amended, supplemented or otherwise modified from time to time, the “AMH Credit Facility”) with the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent for the lenders.

The AMH Credit Facility refinances outstanding amounts under the Credit Agreement, dated as of December 18, 2013, among Apollo Management Holdings, L.P., Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., AAA Holdings, L.P., Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX L.P., ST Holdings GP, LLC and ST Management Holdings, LLC, each a borrower and each a subsidiary of Apollo Global Management, LLC (“AGM”), the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as initial issuing bank (as amended, supplemented or otherwise modified, the “2013 AMH Credit Facilities”).

The AMH Credit Facility provides for a $750 million revolving credit facility to the Borrower with a final maturity date of July 11, 2023. In addition, the Borrower may incur incremental facilities in respect of the AMH Credit Facility in an aggregate amount not to exceed $250 million plus additional amounts so long as the Borrower is in compliance with a maximum net leverage ratio. The AMH Credit Facility does not require any scheduled amortization payments or other mandatory prepayments (except with respect to overadvances on the AMH Credit Facility) prior to the final maturity date, and the Borrower may prepay the loans and/or terminate or reduce the revolving commitments under the AMH Credit Facility at any time without penalty.

The AMH Credit Facility is guaranteed by Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., AMH Holdings (Cayman), L.P., Apollo Management, L.P., Apollo Capital Management, L.P., Apollo International Management, L.P., ST Holdings GP, LLC, ST Management Holdings, LLC, and AAA Holdings, L.P. and each other material operating group entity that owns or controls any of AGM’s core businesses. The AMH Credit Facility contains affirmative and negative covenants (subject to certain exceptions and baskets) which limit the ability of the Borrower, the guarantors and certain of their subsidiaries to, among other things, create liens. Additionally, the AMH Credit Facility contains financial covenants which require the Borrower and its subsidiaries to maintain a minimum level of fee-generating assets under management and a maximum total net leverage ratio. The AMH Credit Facility also contains customary events of default, including events of default arising from non-payment, material misrepresentations, breaches of covenants, cross default to material indebtedness, bankruptcy and changes in control of AGM.

As of the closing date, the AMH Credit Facility was undrawn. The interest rate on the AMH Credit Facility as of the closing date was based on adjusted LIBOR and the applicable margin was 1.00%. The undrawn revolving commitment fee was 0.09% as of the closing date. Borrowings under the AMH Credit Facility may be used for working capital and general corporate purposes, including, without limitation, permitted acquisitions. The 2013 AMH Credit Facilities and all related loan documents were terminated as of the closing date.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above concerning the termination of the 2013 AMH Credit Facilities is hereby incorporated by reference into this Item 1.02. A description of the 2013 AMH Credit Facilities is set forth in AGM’s Annual Report on Form 10-K filed on February 12, 2018.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO GLOBAL MANAGEMENT, LLC

Date: July 12, 2018	By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer